Exhibit 99.1

[News Release Letterhead of the Company]

Contact: Katie Reinsmidt, Vice President- Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

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CBL & ASSOCIATES PROPERTIES PRICES OFFERING OF COMMON STOCK

CHATTANOOGA, Tenn. (June 10, 2009) - CBL & Associates Properties, Inc. (NYSE: CBL) announced that it has priced an offering of 58,350,000 shares of its common stock at a price per share of $6.00. CBL has also granted the underwriters a 30-day option to purchase up to an additional 8,752,500 shares of its common stock.

This offering is being made pursuant to an effective shelf registration statement filed by CBL with the Securities and Exchange Commission. Merrill Lynch & Co. and Wachovia Securities are acting as joint book-running managers for the offering. KeyBanc Capital Markets is acting as lead manager for the offering. Morgan Keegan & Company, Inc., Piper Jaffray, PNC Capital Markets LLC and RBC Capital Markets are acting as senior co-managers for the offering. BB&T Capital Markets, Raymond James, Societe Generale and Wedbush Morgan Securities Inc. are acting as co-managers for the offering. Subject to customary conditions, the offering is expected to close on or about June 15, 2009.

The company intends to use the net proceeds from the offering, which are expected to be approximately $334.4 million (after deducting the underwriting discount and other estimated offering expenses and without giving effect to any exercise of the underwriters' option to purchase additional shares of stock), to repay outstanding borrowings under its credit facilities and for general corporate purposes.

To obtain a copy of the prospectus and the final prospectus supplement for this offering, when available, please contact: Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080, telephone: (212) 449-1000; or Wachovia Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, 1-800-326-5897, equity.syndicate@wachovia.com.

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CBL & Associates Properties, Inc. Prices Common Stock Offering

June 10, 2009

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 86.0 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has four projects under construction totaling 2.4 million square feet including The Promenade in D'Iberville, MS; Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; and one open-air center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the company's various filings with the Securities and Exchange Commission, including without limitation the information under the caption "Supplemental Risk Factors" in the prospectus supplement, when available, for the offering described herein and the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company"s Annual Report on Form 10-K for the year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, for a discussion of such risks and uncertainties.

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